Exhibit 3.1

MACK-CALI REALTY CORPORATION

ARTICLES OF AMENDMENT

MACK-CALI REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law (the “MGCL”) by deleting therefrom in its entirety the existing Article I and inserting, in lieu thereof, the following new Article I:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

Veris Residential, Inc.

SECOND: The foregoing amendment to the Charter as set forth in these Articles of Amendment is limited to a change expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders, and was approved by a majority of the entire Board of Directors of the Corporation, without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 9:00 a.m. Eastern Standard Time on December 10, 2021.

FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this 7th day of December, 2021.

ATTEST:	MACK-CALI REALTY CORPORATION

/s/ Gary T. Wagner	By:	/s/ Mahbod Nia[(SEAL)]
Name: Gary T. Wagner	Name: Mahbod Nia
Title: Secretary	Title: Chief Executive Officer